Exhibit 99.1

FIRST KEYSTONE ANNOUNCES

FIRST QUARTER 2015 EARNINGS

Berwick, Pennsylvania – May 1, 2015 - First Keystone Corporation (OTCQB: FKYS), parent company of First Keystone Community Bank, reported net income of $2,449,000 for the period ended March 31, 2015. Net income for the first quarter of 2015 was $151,000, or 6.6% higher than the same period in 2014. Earnings per share increased to $0.44, an increase over the first quarter of 2014 of 4.8%, and dividends per share were $0.27 up from $0.26 in the first quarter of 2014.

Net interest income grew by 3.2%, to $6,717,000. The main driver of the increase in net interest income was an increase in commercial real estate and residential mortgage loan originations. Net loans increased $51,735,000, or 11.5% as of March 31, 2015 as compared to March 31, 2014. Interest on deposits was lower due in part to lower time deposit rates and balances. Borrowing costs increased due to the decision to use term debt to support a portion of the loan growth.

The provision for loan losses was $212,000 during the first quarter of 2015, which was higher than the first quarter of 2014 due to the successful growth in the Bank’s loan portfolio. We anticipate higher provision amounts in 2015 to support loan growth.

Non-interest income before net investment security gains was up $247,000 due to higher service charges and fees on deposits and an increase in the gains on sales of mortgage loans. This change represented a 22.1% increase from the same period in 2014.

Non-interest expense increased by $31,000 or 0.6% during the first quarter of 2015 as compared to the first quarter of 2014. Salary and employee benefits expense increased $27,000, which includes an $84,000 increase in group hospitalization expense. Other non-interest expenses fluctuated modestly.

Available-for-sale investment securities fell $15,976,000 as compared to March 31, 2014. With the increase in net loans, total assets grew $34,440,000 or 3.9%. Total deposits were lower by $8,331,000 or 1.2%, although non-interest bearing deposits rose $16,192,000 or 18.1%. Interest bearing deposits were lower primarily because higher cost time deposits were allowed to run off.

During the quarter, the Bank rolled out its new mobile deposit program that works in conjunction with its mobile banking application. Customers can take a picture of a check for deposit with their mobile device and the Bank will process it just as if the customer visited our branch to deposit the check. Bank President and CEO Matthew P. Prosseda noted, “This new program is a part of the Bank’s commitment to provide the latest technology services to our customers.”

Management considers subsequent events occurring after the balance sheet date for matters which may require adjustment to, or disclosure in, the consolidated financial statements. The review period for subsequent events extends up to and including the filing date of a public company’s consolidated financial statements when filed with the Securities and Exchange Commission (“SEC”). Accordingly, the financial information in this announcement is subject to change.

First Keystone Community Bank provides innovative business and personal banking products that focus on “Yesterday’s Traditions. Tomorrow’s Vision.” First Keystone Community Bank recently celebrated its 150th anniversary being an independently owned community bank since 1864. The Bank currently operates offices in Columbia (5), Luzerne (8), Montour (1), and Monroe (4) counties.

Inquiries regarding the purchase of the Corporation’s stock may be made through the following brokers: RBC Dain Rauscher, 800-223-4207; Janney Montgomery Scott, Inc., 800-526-6397; Boenning & Scattergood, Inc., 800-883-8383; and Stifel Nicolaus & Co. Inc., 800-223-6807.

Note: This press release may contain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Actual results and trends could differ materially from those set forth in such statements due to various factors. These factors include operating, legal and regulatory risks, changing economic and competitive conditions and other risks and uncertainties.

For more information on First Keystone Community Bank or its parent company, First Keystone Corporation, please contact Matthew P. Prosseda at 570-752-3671.

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